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                                                                       EXHIBIT 5

                      [Letterhead of Balch & Bingham LLP]


                               November 4, 1999


Vesta Insurance Group, Inc.
3760 River Run Drive
Birmingham, Alabama 35243

     Re:  Registration Statement on Form S-1

Gentlemen:

          We have acted as counsel to Vesta Insurance Group, Inc. (the "Company") in connection with the preparation of a Registration Statement on Form S-1 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") in connection with the registration under the Securities Act of 1933, as amended (the "Act") of 5,130,000 shares of your common stock, $.01 par value (the "Shares") held by Torchmark Corporation (the
"Selling Stockholder").   As your counsel in connection with this Registration
Statement, we have examined certified copies of the Company's Restated certificate of Incorporation, as amended, its by-laws and records of the proceedings taken by the Company relating to the issuance of the Shares.

          We are of the opinion that the Shares have been, and, when sold by the Selling Stockholder in the manner described in the Registration Statement, will continue to be, legally issued, fully paid and non-assessable

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the statements with respect to our firm under the caption "Validity of Securities" in the prospectus contained therein.


                                    Very truly yours,



                                    /s/ Balch & Bingham LLP